VERIDIUM ISSUES SHAREHOLDER LETTER

NEW YORK,  N.Y.,  March 15, 2006 - GreenShift  Corporation  (OTC Bulletin Board:
GSHF) chairman and chief executive officer, Kevin Kreisler, issued the following letter to its shareholders today:

Dear Shareholders:

This is an exciting time to be a clean technology company. Late last year we announced our plans to transform and revitalize our industrial waste recycling business model, to refinance and restructure our debt, to explore the recapitalization of our environmental services division, and to acquire a portfolio of clean technologies. Since then, we have been successful on each front.

Importantly, we have converted a significant amount of debt into equity, we hope to completely refinance the remainder of our debt in the immediate term, and we acquired the core assets we need to grow into our new business model.

Historically, our industrial waste recycling model was based on picking-up wastes from our clients and distributing those wastes to a technology and to a facility for recycling. Moving forward, we are simply going to reverse this and bring our clean technology to the sources of industrial wastes.

Our new model is based on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste, and our focus for 2006 will be on organic growth using our applied clean technologies and engineering expertise to deliver production improvements to the ethanol, power generation, agriproducts and waste management industries.

One of the first sectors we are targeting is ethanol production. While this industry predates the industrial revolution, it is rapidly evolving today. Concerns over energy independence, domestic economic growth and the state of our environment are driving technological innovations that conspire to increase the amount of ethanol we can produce and use.

A key Veridium goal for FY2006 is to bring our patented and proprietary technologies to ethanol producers in ways that seek to enhance production efficiencies and ensure rapid customer acceptance. On this, we intend to be relentless until we hit market saturation - it is our goal to bring a succession of technologies to ethanol producers that drive costs down and increase revenues on existing infrastructure.

We have already announced two technologies that we intend to roll-out this year to meet this goal. Our Corn Oil Extraction System(TM) decreases operating costs and emissions, increases plant revenues, and enables ethanol producers to participate in biodiesel production, a second clean fuel, out of their existing infrastructure. Our BioStarch Recirculation System(TM) is designed to Recirculate exhaust carbon dioxide from the fermentation stage of the ethanol production process through a bioreactor where it is consumed by algae that are comprised of about 94% starch and about 6% oil - starch is an ethanol feedstock and oil is a biodiesel feedstock. We believe that this technology will enable significant increases in production our of producers' current infrastructure. We currently have four Corn Oil Extraction Systems(TM) on order and we are currently seeking early adopters for our BioStarch Recirculation System(TM).

We have made some important strides in rolling these technologies out and we hope to generate annualized revenues of between $5.6 million and $7.2 million per year out of just the four Corn Oil Extraction System(TM) orders we have received to date once we deploy these systems later this year. We think that this is just the beginning - there are more than 65 ethanol production facilities operating in America today. And, we intend to keep on going - both with this technology and other technologies, and in this industry and the other industries mentioned earlier.

In closing and in response to some of your recent questions, we currently have about 225,000,000 shares of common stock outstanding. Additionally, GreenShift Corporation, of which I am the chairman and chief executive officer, holds preferred stock convertible into another 35% stake. In total, between common and preferred stock, GreenShift currently holds about 70% of the equity of the company, and as Veridium's largest shareholder, I am thrilled with where we are and where we are headed.

This is a very exciting time for us and we are grateful for your continued support and involvement and look forward to communicating with you next month after we publish our results of operations for the our 2005 fiscal year.

         Best Regards,

         Kevin Kreisler
         Chairman and Chief Executive Officer
         Veridium Corporation

About Veridium Corporation

Veridium Corporation (OTC Bulletin Board: VRDM) is a publicly traded industrial waste recycling company and holds the rights to more than a dozen proprietary universal processing, water purification, emissions control and waste recycling technologies.

Veridium's business model is based on the engineering and marketing of green innovations and processes that enhance manufacturing efficiencies, improve resource utilization and minimize waste. Veridium's mission is to deliver consumer oriented Natural Solutions(TM) based on an array of green technologies and applied engineering expertise that reduce waste at the source and make it easier for people and businesses to recycle and reuse resources. Veridium plans to focus on the continued acquisition, development and marketing of benchmark green technologies and products that accomplish the following key goals:

o Reduce the volume of waste generated by residential and commercial consumers;

o Increase the convenience and decrease the cost of recycling by residential and commercial consumers; and,

o Increase the cost-efficiency of processing certain types of industrial wastes.

Veridium  is about 70% owned by  GreenShift  Corporation  (OTC  Bulletin  Board:
GSHF), a publicly traded business development company (BDC) whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and catalyze transformational environmental gains.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Veridium Corporation, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
Investor Relations
Veridium Corporation
Phone:   888-870-9197 - Extension 291
Fax:     646-792-2636
Email:   investorrelations@veridium.com
Web:     www.veridium.com